CLASS K SHARES EXHIBIT
			TO
		MULTIPLE CLASS PLAN

Separate Arrangement And Expense Allocation
For purposes of Rule 18f-3 under the Act, the basic distribution and shareholder servicing arrangement for the Class K Shares will consist of:
(i) sales by financial intermediaries to retirement plans in consideration of payments financed by a Rule 12b-1 Plan, with shareholder services provided by the retirement plan recordkeepers; and
 (ii) additionally, with respect to the Federated Kaufmann Fund,
(a) the issuance of Class K Shares as provided in the Plan of Reorganization between the Federated-Kaufmann Fund and the Kaufmann Fund, and (b) additional investments by former Kaufmann Fund shareholders and related persons with respect to the other funds listed in this exhibit, sales by financial intermediaries. The principal underwriter, Federated Securities Corp. and financial intermediaries through which shareholders acquire or hold Class K Shares may receive a shareholder service fee and may also receive additional payments for distribution and administrative services under a Rule 12b-1 Plan. In connection with this arrangement, Class K Shares will bear the following fees and expenses:


Fees and Expenses	  Maximum Amount Allocated Class K Shares

Sales Load		  None
Contingent Deferred
Sales
Charge ("CDSC")		  None

Redemption Fee		  As set forth in the attached Schedule.

Shareholder Service
Fee			  As set forth in the attached Schedule

12b-1 Fee		  As set forth in the attached Schedule

Other Expenses 		  Itemized expenses incurred by the Fund
			  with respect to holders of Class K Shares as described in Section 3 of the Multiple
			  Class Plan


Conversion and Exchange Privileges
For purposes of Rule 18f-3, Class K Shares have the following conversion rights and exchange privileges at the election of the shareholder:

Conversion Rights:	  None

Exchange Rights:	  With respect to the Kaufmann Fund, Class K
			  Shares may be exchanged for Class A Shares or Class K Shares of any other Fund. With respect to the other funds, Class K Shares may be exchanged for Class K Shares, including the Kaufmann Fund.

In any exchange, the shareholder shall receive shares having the same aggregate net asset value as the shares surrendered, after the payment of any redemption fees to the Fund. Exchanges to any other Class shall be treated in the same manner as a redemption and purchase.


redemption fee
For purposes of Rule 11a-3 under the Act, any redemption fee received upon the redemption or exchange of Class K Shares shall be applied to fees incurred or amounts expended in connection with such redemption or exchange. The balance of any redemption fees shall be paid to the Fund. A Fund shall waive any redemption fee with respect to Class K Shares redeemed or exchange by employer sponsored retirement plans.


			SCHEDULE OF FUNDS
			OFFERING CLASS K SHARES

The Funds set forth on this Schedule each offer Class K Shares on the terms set forth in the Class K Shares Exhibit to the Multiple Class Plan, in each case as indicated below. The 12b-1 fees indicated are the maximum amounts authorized based on the average daily net asset value. Actual amounts accrued may be less.

Multiple Class 				12b-1	  Shareholder	Redemption
Company			Series		Plan	  Services Fee	Fee

Federated American
Leaders
Fund, Inc.				0.50%	  None		None


Federated Equity
Funds			Federated-
			Kaufmann Fund	0.50%	  0.25%		0.20%


			Federated
			Capital
			Appreciation
			Fund		0.50%	  None		None


Federated Index
Trust			Federated
			Max-Cap Index
			Fund		0.50%	  None		None


Federated Stock
and Bond
Fund, Inc.				0.50%	  None		None


Total Return
Bond Fund		Federated
			Total Return
			Bond Fund	0.50%	  None		None


Federated U.S.
Government
Securities Fund:
2-5 Years				0.50%	  None		None